Exhibit 99.1

Daseke Reports Results for First Quarter of 2020

Continued execution against operational improvement goals helps to offset softer rate environment and puts Company in position to exit pandemic period from a position of strength

Announces plans to strategically divest Aveda Transportation and Energy Services (“Aveda”)

Addison, Texas – May 7, 2020 –  Daseke, Inc. (NASDAQ: DSKE) (“Daseke” or the “Company”), the largest flatbed, specialized transportation and logistics solutions company in North America, today reported financial results for the first quarter ended March 31, 2020.

First Quarter Highlights:

•	Revenue of $391.0 million
•	Net Loss of $17.3 million, or $0.29 per share, which included a non-cash impairment charge of $13.4 million related to Aveda
•	Adjusted Net Loss was $0.8 million, or $0.01 per share
•	Adjusted EBITDA was $35.0 million (or $37.3 million, excluding the effect of Aveda’s results of operations)
•	Cash flows from operating activities of $29.7 million and Free Cash Flow of $31.0 million
•	Successfully completed Phase I of the Operational Improvement Plan, delivering $30.0 million in annual operating income improvement on a run-rate basis as exited Q1’20
•	Strengthened new management team with the appointment of Jason Bates to Chief Financial Officer role
•	Remains on pace to capture additional $15.0 million of annual operating income improvement on a run-rate basis through Phase II of the Operational Improvement plan upon exiting Q4’20
•	Maintains ample liquidity and financial flexibility, including as of March 31, 2020:
o	Cash and cash equivalents of approximately $107.5 million and approximately $84.4 million available under the revolving credit facility, for total available liquidity of approximately $191.9 million
o	Term Loan does not mature until 2024
•	Withdraws prior 2020 outlook until broader economic visibility returns

Management Commentary

“In our business, a commitment to safety has always been a critical component to success and that is more true today than ever.  Much of our work supports essential components of the economy and the infrastructure of our country, and I’m very proud of how our workforce has stepped up over the last few weeks to ensure that we are protecting our team, our customers and our communities, while also ensuring that our customers’ cargo is delivered on time,” said Chris Easter, Chief Executive Officer. “We started the year with strong momentum as we executed against our operational improvement plans, which includes the goal of ensuring resilience in our business regardless of broader market dynamics. While our volumes held up well for the first 11 weeks of the quarter, the depressed rate environment and pandemic-related slowing in a few of our end markets at the end of March pressured our top-line results. Despite these challenges, our team quickly mobilized in order to effectively navigate the shifting environment and delivered solid first quarter operating performance.”

Easter continued, “While the COVID-19 pandemic has created a period of uncertainty in many industries, we have taken significant, proactive steps to improve our business in recent quarters. Over the last nine months we have launched multiple initiatives to streamline Daseke and drive operational and costs efficiencies. This has already delivered over $30 million in annual operating income improvement on a run-rate basis as of the end of March, and we remain focused on driving another $15 million of annual operating income improvements on a run-rate basis by the end of fiscal 2020. These actions have helped us maintain strong free cash flows, which allowed us to reduce our leverage by 10% year-over-year and increase our cash on hand to $107.5 million, an increase of over 70% over the last 12 months.”

Easter added, “Since the close of the first quarter, we’ve seen volume level declines in certain end markets due to COVID-19 related impacts, while others remain stable.  Most of the end markets that showed decline appear to have plateaued during the back-half of April. We will continue to monitor all of our end markets for ongoing COVID-19 impacts.  We have already executed on certain cost reduction measures and have the tools to continue to drive additional actions and synergistic opportunities should we need to do so. We retain ample liquidity on our balance sheet and remain focused on generating positive free cash flow. We will remain nimble while safely supporting our customers and communities. We are well positioned to not only navigate these challenging times, but to thrive as we leverage our resilient platform and leading market position.”

First Quarter 2020 Financial Results

Total revenue in the first quarter of 2020 decreased 10% to $391.0 million, compared to $433.0 million in the year-ago quarter. This year-over-year decrease in revenue was driven primarily by lower freight rates in both the flatbed and specialized segments.

Operating loss in the first quarter of 2020 was $8.3 million, compared to operating income of $0.7 million in the year-ago quarter. Included in the first quarter 2020 operating expenses is a non-cash impairment charge of $13.4 million.

Net loss for the first quarter of 2020 was $17.3 million, or $0.29 per share, compared to net loss of $9.3 million, or $0.16 per share, in the year-ago quarter. Adjusted Net Loss was $0.8 million, which excludes, among other things, non-cash impairment and other items, compared to Adjusted Net Income of $1.8 million in the first quarter of 2019. Adjusted EBITDA in the first quarter of 2020 was $35.0 million compared to $43.8 million in the year-ago quarter. The year-over-year decline in Adjusted EBITDA was driven primarily by weakness in oil and gas related end markets, partially offset by contributions from the Company’s operational improvement plans.

Segment Results

Specialized Solutions - Specialized Solutions revenue in the first quarter of 2020 decreased 11% to $240.4 million compared to $269.7 million in the year-ago quarter. Operating loss in the first quarter of 2020 was $6.5 million compared to operating income of $7.8 million in the year-ago quarter. Net loss in the first quarter was $12.6 million compared to net income of $3.8 million in the year ago quarter.  Adjusted EBITDA in the first quarter of 2020 decreased 32% to $24.1 million compared to $35.4 million in the year-ago quarter, driven primarily by weakness in oil & gas and aerospace related end markets, which were partially offset by decreased net fuel costs. Rate per mile in the first quarter of 2020 of $3.24 was down 12% from the prior-year quarter, and revenue per tractor decreased 7% to $57,800.

Flatbed Solutions - Flatbed Solutions revenue in the first quarter of 2020 decreased 8% to $155.2 million compared to $167.9 million in the year-ago quarter. Operating income in the first quarter of 2020 was $8.6 million compared to $3.3 million in the year-ago quarter. Net income in the first quarter of 2020 was $4.2 million, compared to net income of $0.4 million in the year ago quarter. Adjusted EBITDA in the first quarter of 2020 decreased 2% to $17.9 million, compared to $18.3 million in the year-ago quarter, driven by softness in manufacturing and construction related end markets, partially offset by decreased net fuel costs. Rate per mile in the first quarter of 2020 of $1.86 was down 5% from the prior-year quarter, and revenue per tractor increased 2% to $42,300.

Balance Sheet and Free Cash Flow

At March 31, 2020, Daseke had cash and cash equivalents of $107.5 million and $84.4 million available under its revolving credit facility, for total available liquidity of $191.9 million. Total debt was $693.6 million and net debt was $586.1 million. This compares to cash and cash equivalents of $95.7 million and $86.8 million available on the revolving credit facility, total available liquidity of $182.5 million, total debt of $704.1 million, and net debt of $608.4 million at December 31, 2019.

For the quarter, net cash provided by operating activities was $29.7 million, cash capital expenditures were $4.5 million, and cash proceeds from the sale of excess property and equipment were $5.8 million, resulting in Free Cash Flow of $31.0 million. Additionally, capital expenditures financed with debt and capital leases were $9.8 million.  This compares to net cash provided by operating activities of $36.4 million, cash capital expenditures of $3.9 million, and cash proceeds from the sale of excess property and equipment of $4.6 million, resulting in Free Cash Flow of $37.1 million in the first quarter of 2019. Capital expenditures financed with debt and capital leases, net of property and equipment sold for notes receivable, were $24.7 million in the first quarter of 2019.

Aveda Transportation and Energy Services Update

During the first quarter of 2020, management initiated a plan to strategically divest Aveda’s assets and operations.  The portion of Aveda’s assets and operations that management plans to sell have been classified as held for sale as of March 31, 2020.

Chief Executive Officer Chris Easter concluded, “We have spent several months studying the Aveda business relative to our operational footprint and strategic focus, and have taken several actions to better align its cost structure and performance. Our management and board of directors have concluded that the Aveda business is not a long-term fit with the rest of our portfolio, and as a result, we have elected to begin the process to strategically divest this business.  Following its conclusion, our Oil and Gas related business should represent less than two percent of our go-forward revenues.”

Conference Call

Daseke will hold a conference call today at 11:00 a.m. Eastern time to discuss its first quarter 2020 results. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on the Company’s website at https://www.daseke.com. Interested parties may also participate in the call by dialing (855) 242-9918 and entering the passcode 9778049. A replay of the conference call will be available a few hours after the event on the investor relations section of the Company’s website, under the events section.

The conference call will be broadcast live and available for replay via the investor relations section of the company’s website at investor.daseke.com. Presentation materials will be posted at the time of the call at investor.daseke.com as well.

About Daseke, Inc.

Daseke, Inc. is the largest flatbed and specialized transportation and logistics company in North America. Daseke offers comprehensive, best-in-class services to many of the world’s most respected industrial shippers through experienced people, a fleet of more than 5,500 tractors and 12,000 flatbed and specialized trailers. For more information, please visit www.daseke.com.

Use of Non-GAAP Measures

This news release includes non-GAAP financial measures for the Company and its reporting segments, including Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted Operating Ratio, Net Debt and Free Cash Flow.

Please note that the non-GAAP measures described below are not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Also, other companies in Daseke’s industry may define these non‐GAAP measures differently than Daseke does, and as a result, it may be difficult to use these non‐GAAP measures to compare the performance of those companies to Daseke’s performance. Because of these limitations, these non-GAAP measures should not be considered a measure of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business. Daseke’s management compensates for these limitations by relying primarily on Daseke’s GAAP results and using these non-GAAP measures supplementally.

You can find the reconciliation of these non‐GAAP measures to the nearest comparable GAAP measures in the Reconciliation of Non‐GAAP Measures tables below.

Adjusted EBITDA

Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, and other fees and charges associated with financings, net of interest income, (iii) income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments and financing fees and expenses), (v) business transformation costs, (vi) non-cash impairment, (vii) restructuring charges, and (viii) non-cash stock and equity-compensation expense. The Company’s board of directors and executive management team use Adjusted EBITDA as a key measure of its performance and for business planning. Adjusted EBITDA assists them in comparing the Company’s operating performance over various reporting periods on a consistent basis because it removes from the Company’s operating results the impact of items that, in their opinion, do not reflect the Company’s core operating performance. Adjusted EBITDA also allows the Company to more effectively evaluate its operating performance by comparing the results of operations against its peers without regard to its or its peers’ financing method or capital structure. The Company’s method of computing Adjusted EBITDA is substantially consistent with that used in its debt covenants and also is routinely reviewed by its executive management for that purpose. The Company believes its presentation of Adjusted EBITDA is useful because it provides investors and industry analysts the same information that the Company uses internally for purposes of assessing its core operating performance.

Adjusted Net Income (Loss)

Daseke defines Adjusted Net Income (Loss) as net income (loss) adjusted for acquisition related transaction expenses, business transformation costs, non-cash impairments, restructuring charges, amortization of intangible assets, the net impact of step-up in basis of acquired assets and unusual or non-regularly recurring expenses or recoveries.  Daseke defines Adjusted Net Loss per share as Adjusted Net Income (Loss) divided by weighted average number of shares of common stock outstanding during the period.

The Company’s board of directors and executive management team use Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share as key measures of its performance and for business planning. These measures assist them in comparing its operating performance over various reporting periods on a consistent basis because it removes from operating results the impact of items that, in its opinion, do not reflect the Company’s core operating performance. These measures also allow the Company to more effectively evaluate its operating performance by allowing it to compare the results of operations against its peers without regard to its or its peers’ acquisition related items, such as acquisition-related transaction expenses, non-cash impairments, amortization of intangible assets and the net impact of the step up in basis of acquired assets, as well as removing the impact of unusual or non-regularly recurring expenses or recoveries. The Company believes its presentation of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share are useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its core operating performance.

Adjusted Operating Ratio

The Company uses Adjusted Operating Ratio as a supplement to its GAAP results in evaluating certain aspects of its business, as described below. The Company defines Adjusted Operating Ratio as (a) total operating expenses (i) less, acquisition-related transaction expenses, non-cash impairment, restructuring charges, unusual or non-regularly recurring expenses or recoveries, (ii) less, business transformation costs, and (iii) further adjusted for the net impact of the step-up in basis (such as increased depreciation and amortization expense) and amortization of identifiable intangible assets resulting from acquisitions, as a percentage of (b) total revenue. The Company’s board of directors and executive management team view Adjusted Operating Ratio, and its key drivers of revenue quality, growth, expense control and operating efficiency, as a very important measure of the Company’s performance. The Company believes excluding acquisition-related transaction expenses, additional depreciation and amortization expenses as a result of acquisitions, unusual or non-regularly recurring expenses or recoveries and non-cash impairment enhances the comparability of its performance between periods. The Company believes its presentation of Adjusted Operating Ratio is useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its core operating profitability.

Free Cash Flow

Daseke defines Free Cash Flow as net cash provided by operating activities less purchases of property and equipment, plus proceeds from sale of property and equipment as such amounts are shown on the face of the Statements of Cash Flows.

The Company’s board of directors and executive management team use Free Cash Flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

Net Debt

Daseke defines net debt as total debt less cash. The Company’s board of directors and executive management team use net debt to help assess the Company’s liquidity and evaluate and plan for future liquidity needs. The Company believes that the presentation of net debt is useful to investors because it provides additional information regarding the Company’s overall liquidity, financial flexibility, capital structure and leverage.

Forward‐Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan,” “should,” “could,” “would,” “forecast,” “seek,” “target,” “predict,” and “potential,” the negative of these terms, or other comparable terminology. Projected financial information, including our guidance outlook, are forward-looking statements. Forward-looking statements may also include statements about the Company’s goals, including its restructuring actions and cost reduction initiatives; the Company’s financial strategy, liquidity and capital required for its business strategy and plans; the Company’s competition and government regulations; general economic conditions; and the Company’s future operating results.

These forward-looking statements are based on information available as of the date of this release, and current expectations, forecasts and assumptions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that the Company anticipates. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Accordingly, readers are cautioned not to place undue reliance on the forward-looking statements.

The Company currently expect the COVID-19 pandemic to negatively impact it for the quarter ended June 30, 2020 materially more than it impacted the quarter ended March 31, 2020. Accordingly, the Company believes that the first quarter of 2020 results and operating trends will not provide any meaningful indication as to what its financial results may be in the second quarter or remainder of this year. The effect of the COVID-19 pandemic may remain prevalent for a significant period of time and may continue to adversely affect the Company’s business, results of operations and financial condition even after the COVID-19 pandemic has subsided and “stay at home” mandates have been lifted. The extent to which the COVID-19 pandemic impacts the Company will depend on numerous evolving factors and future developments that it cannot predict. There are no comparable recent events that provide guidance as to the effect the COVID-19 global pandemic may have, and, as a result, the ultimate impact of the pandemic is highly uncertain and subject to change. Due to this uncertainty, the Company has withdrawn its previously communicated financial expectations for 2020.  Additionally, the Company will regularly evaluate its capital structure and liquidity position. From time to time and as opportunities arise, the Company may access the debt capital markets and modify its debt arrangements to optimize its capital structure and liquidity position.

Forward-looking statements are subject to risks and uncertainties (many of which are beyond our control) that could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, general economic and business risks, , such as downturns in customers’ business cycles and disruptions in capital and credit markets, the impact to the Company’s business and operations resulting from the COVID-19 pandemic, the Company’s ability to execute and realize all of the expected benefits of its integration, business improvement and comprehensive restructuring plans, the Company’s ability to complete planned or future divestitures successfully, the Company’s ability to adequately address downward pricing and other competitive pressures, driver shortages and increases in driver compensation or owner-operator contracted rates, loss of senior management or key operating personnel, our ability to realize intended benefits from its recent or future acquisitions, seasonality and the impact of weather and other catastrophic events, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, the Company’s ability to generate sufficient cash to service all of the Company’s indebtedness, restrictions in its existing and future debt agreements, increases in interest rates, changes in existing laws or regulations, including environmental and worker health safety laws and regulations and those relating to tax rates or taxes in general, the impact of governmental regulations and other governmental actions related to the Company and its operations, litigation and governmental proceedings, and insurance and claims expenses. You should not place undue reliance on these forward-looking statements.  For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward-looking statements, please see Daseke’s filings with the Securities and Exchange Commission, available at www.sec.gov, including Daseke’s most recent annual report on Form 10-K, and subsequent quarterly reports on Form 10-Q, particularly the section titled “Risk Factors”.

Investor Relations:

Alpha IR Group

Joseph Caminiti or Chris Hodges

312-445-2870

DSKE@alpha-ir.com

Daseke, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(In millions, except share data)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$107.5	$95.7
Accounts receivable, net	166.6	197.8
Drivers’ advances and other receivables	6.9	8.2
Parts supplies	3.1	3.5
Assets held for sale	69.8	—
Prepaid and other current assets	18.4	21.9
Total current assets	372.3	327.1
Property and equipment, net	387.9	439.0
Intangible assets, net	100.8	109.1
Goodwill	139.1	139.9
Right-of-use assets	108.5	95.9
Other long-term assets	29.5	29.6
Total assets	$1,138.1	$1,140.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17.4	$20.5
Accrued expenses and other liabilities	46.9	44.2
Accrued payroll, benefits and related taxes	24.9	28.2
Accrued insurance and claims	19.3	18.7
Current portion of long-term debt	57.7	59.4
Liabilities held for sale	13.1	—
Other current liabilities	49.3	48.8
Total current liabilities	228.6	219.8
Line of credit	—	1.7
Long-term debt, net of current portion	625.6	631.6
Deferred tax liabilities	70.7	69.9
Other long-term liabilities	92.6	78.9
Total liabilities	1,017.5	1,001.9
Commitments and contingencies
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized; 650,000 shares issued with liquidation preference of $65.0 at March 31, 2020 and December 31, 2019	65.0	65.0
Common stock, par value $0.0001 per share; 250,000,000 shares authorized, 64,598,025 and 64,589,075 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	—	—
Additional paid-in-capital	438.4	437.5
Accumulated deficit	(381.9)	(363.4)
Accumulated other comprehensive loss	(0.9)	(0.4)
Total stockholders’ equity	120.6	138.7
Total liabilities and stockholders’ equity	$1,138.1	$1,140.6

Daseke, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In millions, except share and per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Company freight	$180.9	$206.2
Owner operator freight	107.8	111.0
Brokerage	61.7	71.4
Logistics	10.1	12.4
Fuel surcharge	30.5	32.0
Total revenue	391.0	433.0
Operating expenses:
Salaries, wages and employee benefits	110.4	119.1
Fuel	28.7	35.0
Operations and maintenance	45.6	54.8
Communications	1.0	1.0
Purchased freight	134.2	146.6
Administrative expenses	20.2	16.1
Sales and marketing	0.7	1.2
Taxes and licenses	4.5	4.9
Insurance and claims	15.0	12.5
Depreciation and amortization	26.3	41.5
Gain on disposition of property and equipment	(1.2)	(0.4)
Impairment	13.4	—
Restructuring charges	0.5	—
Total operating expenses	399.3	432.3
Income (loss) from operations	(8.3)	0.7
Other expense (income):
Interest income	(0.3)	(0.2)
Interest expense	12.0	12.7
Other	1.2	(0.6)
Total other expense	12.9	11.9
Loss before benefit for income taxes	(21.2)	(11.2)
Benefit for income taxes	(3.9)	(1.9)
Net loss	(17.3)	(9.3)
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	(0.5)	0.1
Comprehensive loss	(17.8)	(9.2)
Net loss	(17.3)	(9.3)
Less dividends to Series A convertible preferred stockholders	(1.2)	(1.2)
Net loss attributable to common stockholders	$(18.5)	$(10.5)
Net loss per common share:
Basic and Diluted	$(0.29)	$(0.16)
Weighted-average common shares outstanding:
Basic and Diluted	64,598,025	64,469,642
Dividends declared per Series A convertible preferred share	$1.91	$1.91

Daseke, Inc. and Subsidiaries
Consolidated Statements of Cash Flow
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(17.3)	$(9.3)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	24.5	37.2
Amortization of intangible assets	1.8	4.3
Amortization of deferred financing fees	1.1	0.7
Non-cash operating lease expense	2.9	6.6
Stock-based compensation expense	0.9	1.0
Deferred taxes	(3.8)	(1.9)
Bad debt expense	0.9	0.1
Gain on disposition of property and equipment	(1.2)	(0.4)
Impairment	13.4	—
Changes in operating assets and liabilities
Accounts receivable	1.3	(8.9)
Drivers’ advances and other receivables	(0.2)	(2.8)
Prepaid and other current assets	(4.0)	1.9
Accounts payable	2.2	7.5
Accrued expenses and other liabilities	7.2	0.4
Net cash provided by operating activities	29.7	36.4

Cash flows from investing activities
Purchases of property and equipment	(4.5)	(3.9)
Proceeds from sale of property and equipment	5.8	4.6
Net cash provided by investing activities	1.3	0.7

Cash flows from financing activities:
Advances on line of credit	351.0	314.7
Repayments on line of credit	(352.7)	(314.7)
Principal payments on long-term debt	(17.1)	(19.3)
Series A convertible preferred stock dividends	(1.2)	(1.2)
Net cash used in financing activities	(20.0)	(20.5)

Effect of exchange rates on cash and cash equivalents	0.8	(0.2)

Net increase in cash and cash equivalents	11.8	16.4
Cash and cash equivalents – beginning of period	95.7	46.0
Cash and cash equivalents – end of period	$107.5	$62.4

Daseke, Inc. and Subsidiaries
Consolidated Statements of Cash Flow - (Continued)
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2020	2019
Supplemental disclosure of cash flow information
Cash paid for interest	$10.9	$11.7
Cash paid for income taxes	$0.2	$—

Noncash investing and financing activities
Property and equipment acquired with debt or finance lease obligations	$9.8	$25.1
Property and equipment sold for notes receivable	$—	$0.4
Right-of-use assets acquired	$19.1	$8.1

Daseke, Inc. and Subsidiaries
Supplemental Information: Specialized Solutions
(Unaudited)

	Three Months Ended March 31,
	2020		2019		Increase (Decrease)
(Dollars in millions)	$	%	$	%	$	%

REVENUE(1):
Company freight	$132.1	55.0	$153.9	57.1	$(21.8)	(14.2)
Owner operator freight	42.8	17.8	43.8	16.2	(1.0)	(2.3)
Brokerage	42.8	17.8	46.1	17.1	(3.3)	(7.2)
Logistics	9.1	3.8	11.7	4.3	(2.6)	(22.2)
Fuel surcharge	13.6	5.7	14.2	5.3	(0.6)	(4.2)
Total revenue	240.4	100.0	269.7	100.0	(29.3)	(10.9)

OPERATING EXPENSES(1):
Total operating expenses	246.9	102.7	261.9	97.1	(15.0)	(5.7)
Operating ratio	102.7%		97.1%
Adjusted operating ratio	96.2%		93.8%
INCOME (LOSS) FROM OPERATIONS	$(6.5)	(2.7)	$7.8	2.9	$(14.3)	(183.3)

OPERATING STATISTICS:
Total miles (in millions)(2)(3)	54.0		53.7		0.3	0.6
Company-operated tractors, at quarter-end	2,341		2,508		(167)	(6.7)
Owner-operated tractors, at quarter-end	676		663		13	2.0
Number of trailers, at quarter-end	8,110		8,473		(363)	(4.3)

Company-operated tractors, average for the quarter	2,344		2,506		(162)	(6.5)
Owner-operated tractors, average for the quarter	680		656		24	3.7
Total tractors, average for the quarter	3,024		3,162		(138)

* indicates not meaningful.
(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2) Total miles includes company and owner operator and excludes brokerage.
(3) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.

Daseke, Inc. and Subsidiaries
Supplemental Information: Flatbed Solutions
(Unaudited)

	Three Months Ended March 31,
	2020		2019		Increase (Decrease)
(Dollars in millions)	$	%	$	%	$	%

REVENUE(1):
Company freight	$51.4	33.1	$55.2	32.9	$(3.8)	(6.9)
Owner operator freight	66.1	42.6	68.5	40.8	(2.4)	(3.5)
Brokerage	19.6	12.6	25.3	15.1	(5.7)	(22.5)
Logistics	0.8	0.5	0.7	0.4	0.1	14.3
Fuel surcharge	17.3	11.2	18.2	10.8	(0.9)	(4.9)
Total revenue	155.2	100.0	167.9	100.0	(12.7)	(7.6)

OPERATING EXPENSES(1):
Total operating expenses	146.6	94.5	164.6	98.0	(18.0)	(10.9)
Operating ratio	94.5%		98.0%
Adjusted operating ratio	93.9%		96.7%
INCOME (LOSS) FROM OPERATIONS	$8.6	5.5	$3.3	2.0	$5.3	160.6

OPERATING STATISTICS:
Total miles (in millions)(2)(3)	63.2		63.5		(0.3)	(0.5)
Company-operated tractors, at quarter-end	1,217		1,350		(133)	(9.9)
Owner-operated tractors, at quarter-end	1,517		1,627		(110)	(6.8)
Number of trailers, at quarter-end	4,594		5,173		(579)	(11.2)

Company-operated tractors, average for the quarter	1,214		1,371		(157)	(11.5)
Owner-operated tractors, average for the quarter	1,564		1,605		(41)	(2.6)
Total tractors, average for the quarter	2,778		2,976		(198)

* indicates not meaningful.
(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2) Total miles includes company and owner operator and excludes brokerage.
(3) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.

Daseke, Inc. and Subsidiaries
Reconciliation of Adjusted Operating Ratio to Operating Ratio
(Unaudited)
(In millions)

	Three Months Ended March 31,
(Dollars in millions)	2020	2019	2020	2019	2020	2019
	Consolidated		Flatbed		Specialized
Revenue	$391.0	$433.0	$155.2	$167.9	$240.4	$269.7
Salaries, wages and employee benefits	110.4	119.1	33.4	34.4	74.2	81.0
Fuel	28.7	35.0	10.4	12.5	18.3	22.5
Operations and maintenance	45.6	54.8	10.7	14.2	34.7	40.4
Purchased freight	134.2	146.6	70.5	77.2	68.5	74.0
Depreciation and amortization	26.3	41.5	9.1	14.7	16.9	26.7
Impairment	13.4	—	—	—	13.4	—
Restructuring	0.5	—	—	—	0.5	—
Other operating expenses	40.2	35.3	12.5	11.6	20.4	17.3
Operating expenses	399.3	432.3	146.6	164.6	246.9	261.9
Operating ratio	102.1%	99.8%	94.5%	98.0%	102.7%	97.1%
Business transformation costs	3.4	—	0.1	—	0.7	—
Impairment	13.4	—	—	—	13.4	—
Restructuring	0.5	—	—	—	0.5	—
Amortization of intangible assets	1.8	4.3	0.8	1.7	1.0	2.6
Net impact of step-up in basis of acquired assets	—	6.8	—	0.5	—	6.3
Adjusted operating expenses	$380.2	$421.2	$145.7	$162.4	$231.3	$253.0
Adjusted operating ratio	97.2%	97.3%	93.9%	96.7%	96.2%	93.8%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA by Segment
(Unaudited)
(In millions)

	Three Months Ended
	March 31, 2020
	Flatbed	Specialized	Corporate	Consolidated
Net income (loss)	$4.2	$(12.6)	$(8.9)	$(17.3)
Depreciation and amortization	9.1	16.9	0.3	26.3
Interest income	(0.1)	—	(0.2)	(0.3)
Interest expense	2.5	3.1	6.4	12.0
Income tax provision (benefit)	1.9	1.8	(7.6)	(3.9)
Business transformation costs	0.1	0.7	2.6	3.4
Impairment	—	13.4	—	13.4
Restructuring	—	0.5	—	0.5
Stock based compensation	0.2	0.3	0.4	0.9
Adjusted EBITDA	$17.9	$24.1	$(7.0)	$35.0

	Three Months Ended
	March 31, 2019
	Flatbed	Specialized	Corporate	Consolidated
Net income (loss)	$0.4	$3.8	$(13.5)	$(9.3)
Depreciation and amortization	14.7	26.7	0.1	41.5
Interest income	(0.1)	—	(0.1)	(0.2)
Interest expense	2.6	3.3	6.8	12.7
Income tax provision (benefit)	0.5	1.2	(3.6)	(1.9)
Stock based compensation	0.2	0.4	0.4	1.0
Adjusted EBITDA	$18.3	$35.4	$(9.9)	$43.8

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA by Segment excluding Aveda
(Unaudited)
(In millions)

	Three Months Ended
	March 31, 2020
	Flatbed	Specialized	Corporate	Consolidated
Net income (loss)	$4.2	$6.6	$(8.9)	$1.9
Depreciation and amortization	9.1	13.5	0.3	22.9
Interest income	(0.1)	—	(0.2)	(0.3)
Interest expense	2.5	3.0	6.4	11.9
Income tax provision (benefit)	1.9	2.8	(7.6)	(2.9)
Business transformation costs	0.1	0.1	2.6	2.8
Restructuring	—	0.1	—	0.1
Stock based compensation	0.2	0.3	0.4	0.9
Adjusted EBITDA	$17.9	$26.4	$(7.0)	$37.3

	Three Months Ended
	March 31, 2019
	Flatbed	Specialized	Corporate	Consolidated
Net income (loss)	$0.4	$6.1	$(13.5)	$(7.0)
Depreciation and amortization	14.7	18.4	0.1	33.2
Interest income	(0.1)	—	(0.1)	(0.2)
Interest expense	2.6	3.2	6.8	12.6
Income tax provision (benefit)	0.5	0.4	(3.6)	(2.7)
Stock based compensation	0.2	0.4	0.4	1.0
Adjusted EBITDA	$18.3	$28.5	$(9.9)	$36.9

Daseke, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted Net Income (Loss)
(Unaudited)
(In millions)

	Three Months Ended March 31,
(Dollars in millions, except share and per share data)	2020	2019

Net loss	$(17.3)	$(9.3)
Business transformation costs	3.4	—
Impairment	13.4	—
Restructuring	0.5	—
Amortization of intangible assets	1.8	4.3
Net impact of step-up in basis of acquired assets	—	6.8
Tax impact of impairments	(2.6)	—
Adjusted Net Income (Loss)	$(0.8)	$1.8

Net income (loss) per common share - Basic and Diluted
Net loss per common share	$(0.27)	$(0.14)
Net loss attributable to common stockholders	$(0.29)	$(0.16)
Adjusted Net Income (Loss) per common share	$(0.01)	$0.03

Daseke, Inc. and Subsidiaries
Reconciliation of cash flows from operating activities to Free Cash Flow
(Unaudited)
(In millions)

	Three Months Ended March 31,
(Dollars in millions)	2020	2019
Net cash provided by operating activities	$29.7	$36.4
Purchases of property and equipment	(4.5)	(3.9)
Proceeds from sale of property and equipment	5.8	4.6
Free Cash Flow	$31.0	$37.1